EXHIBIT 99.1

Vanguard Reports Second Quarter Results

NASHVILLE, Tenn. – February 11, 2008 -- Vanguard Health Systems, Inc. (“Vanguard”) today announced results for the second quarter ended December 31, 2007.

Total revenues for the quarter ended December 31, 2007 were $686.0 million, an increase of $47.7 million or 7.5% from the prior year quarter.  Patient service revenues and health plan premium revenues increased $38.3 million and $9.4 million, respectively, from the prior year quarter.  The quarter over quarter increase in patient service revenues was primarily attributable to a 1.5% increase in hospital adjusted discharges from continuing operations and a 4.7% increase in patient revenue per adjusted hospital discharge from continuing operations during the current year quarter compared to the prior year quarter. The quarter over quarter increase in health plan premium revenues was primarily attributable to an increase in average membership in our managed Medicaid health plan in Phoenix, Arizona during the current year quarter compared to the prior year quarter.

For the quarter ended December 31, 2007, Vanguard’s loss from continuing operations decreased to $0.6 million from $114.8 million during the prior year quarter. The decrease primarily resulted from the $123.8 million ($110.5 million, net of tax benefit) impairment charge recorded during the prior year quarter to write down the goodwill related to Vanguard’s Chicago hospitals to fair value as previously disclosed. Salaries and benefits as a percentage of total revenues decreased from 41.6% during the prior year quarter to 40.8% during the current year quarter as a result of decreased contract labor expense as a percentage of total revenues and the quarter over quarter increase in health plan premium revenues that do not result in significantly higher salaries and benefits. Supplies as a percentage of total revenues decreased to 15.6% during the current year quarter compared to 16.5% during the prior year quarter primarily as a result of certain of our corporate supply chain initiatives. The combined provision for doubtful accounts and charity care as a percentage of patient service revenues was 12.2% for both the current year and prior year quarters. Net income for the quarter ended December 31, 2007 was $0.5 million compared to a net loss of $118.7 million during the prior year quarter.

Adjusted EBITDA was $68.2 million for the quarter ended December 31, 2007, an increase of $9.6 million or 16.4% from the prior year quarter. A reconciliation of Adjusted EBITDA to net income (loss) as determined in accordance with generally accepted accounting principles for the quarters ended December 31, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the quarter ended December 31, 2007 reflect a 0.4% increase in discharges from continuing operations and a 1.5% increase in hospital adjusted discharges from continuing operations compared to the prior year quarter. Emergency room visits from continuing operations increased 2.5% quarter over quarter. Outpatient surgeries from continuing operations decreased 3.3% quarter over quarter primarily due to the elimination of certain unprofitable service lines and intense competition from outpatient facilities and other hospitals.

Total revenues for the six months ended December 31, 2007 were $1,348.5 million, an increase of $91.9 million or 7.3% from the prior year period.  Patient service revenues and health plan premium revenues increased $73.8 million and $18.1 million, respectively, from the prior year period. Patient service revenues for the six months ended December 31, 2007 were positively impacted by a 1.3% increase in hospital adjusted discharges from continuing operations and a 5.1% increase in patient revenue per adjusted hospital discharge from continuing operations compared to the prior year period. Health plan premium revenues increased 9.1% period over period primarily due to an increase in average membership in our managed Medicaid health plan in Phoenix, Arizona.

For the six months ended December 31, 2007, Vanguard’s loss from continuing operations decreased to $10.6 million compared to $134.0 million during the prior year period. The prior year period loss from continuing operations primarily resulted from the impairment charge previously discussed. Salaries and benefits as a percentage of total revenues and supplies as a percentage of total revenues both decreased period over period. The combined provision for doubtful accounts and charity care as a percentage of patient service revenues increased from 12.2% for the prior year period to 12.5% for the current year period primarily due to our implementation of a new allowance for bad debts policy effective July 1, 2007 that more quickly recognizes uncollectible accounts associated with uninsured or underinsured patients. Net loss for the six months ended December 31, 2007 was $6.4 million compared to a net loss of $126.4 million during the prior year period.

Adjusted EBITDA was $125.0 million for the six months ended December 31, 2007, an increase of $12.4 million or 11.0% from the prior year period.  A reconciliation of Adjusted EBITDA to net loss as determined in accordance with generally accepted accounting principles for the six-month periods ended December 31, 2006 and 2007 is included in the attached supplemental financial information.

The consolidated operating results for the six months ended December 31, 2007 reflect a 0.8% increase in discharges from continuing operations and a 1.3% increase in hospital adjusted discharges from continuing operations compared to the prior year period. Emergency room visits from continuing operations increased 3.0% period over period. Outpatient surgeries from continuing operations decreased 4.6% period over period.

Cash flows from operating activities were $68.8 million for the six months ended December 31, 2007, an increase of $60.8 million from the prior year period.  The increase was primarily attributable to the improved operating results during the six months ended December 31, 2007 and a decrease in payments of accounts payable and other liabilities during the current year period compared to the prior year period.

“In light of the many challenges facing our industry, we are pleased with the early progress we have made with our service expansion and cost management initiatives,” commented Charles N. Martin, Jr., Chairman and Chief Executive Officer. “We continue to build the infrastructure for our company-wide quality of care mission through capital improvements, process refinement, nurse retention and physician relations initiatives in order to improve the healthcare experience for our patients from the time of admission to discharge.”

Vanguard will host a conference call for investors at 11:00 am EST on February 12, 2008.  All interested investors are invited to access a live audio broadcast of the call, via webcast.  The live webcast can be accessed on the home page of Vanguard’s Web site at www.vanguardhealth.com by clicking on Second Quarter Webcast or at http://visualwebcaster.com/event.asp?id=45180.  If you are unable to participate during the live webcast, the call will be available on a replay basis on Vanguard’s Web site www.vanguardhealth.com.  To access the replay, click on Second Quarter Webcast on Vanguard’s home page or later on the Latest News link on the Investor Relations page of www.vanguardhealth.com.

Vanguard owns and operates 15 acute care hospitals and complementary facilities and services in Chicago, Illinois; Phoenix, Arizona; San Antonio, Texas; and Massachusetts. Vanguard’s strategy is to develop locally branded, comprehensive healthcare delivery networks in urban markets. Vanguard will pursue acquisitions where there are opportunities to partner with leading delivery systems in new urban markets. Upon acquiring a facility or network of facilities, Vanguard implements strategic and operational improvement initiatives including expanding services, strengthening relationships with physicians and managed care organizations, recruiting new physicians and upgrading information systems and other capital equipment. These strategies improve quality and network coverage in a cost effective and accessible manner for the communities we serve.

This press release contains forward-looking statements within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include all statements that are not historical statements of fact and those statements regarding Vanguard’s intent, belief or expectations. Do not rely on any forward-looking statements as such statements are subject to numerous factors, risks and uncertainties that could cause Vanguard’s actual outcomes, results, performance or achievements to be materially different from those projected. These factors, risks and uncertainties include, among others, Vanguard’s high degree of leverage and interest rate risk; Vanguard’s ability to incur substantially more debt; operating and financial restrictions in Vanguard’s debt agreements; Vanguard’s ability to successfully implement its business strategies; Vanguard’s ability to successfully integrate its recent and any future acquisitions; the highly competitive nature of the healthcare business; governmental regulation of the industry including Medicare and Medicaid reimbursement levels; changes in Federal, state or local regulation affecting the healthcare industry; the possible enactment of Federal or state healthcare reform; pressures to contain costs by managed care organizations and other insurers and Vanguard’s ability to negotiate acceptable terms with these third party payers; the ability to attract and retain qualified management and personnel, including physicians and nurses; claims and legal actions relating to professional liabilities or other matters; changes in general economic conditions; Vanguard’s exposure to the increased amounts of and collection risks associated with uninsured accounts and the co-pay and deductible portions of insured accounts; Vanguard’s ability to maintain or increase patient membership and control costs of its managed healthcare plans;  the availability and terms of capital to fund the expansion of Vanguard’s business; the geographic concentration of Vanguard’s operations; the technological and pharmaceutical improvements that increase the cost of providing healthcare services or reduce the demand for such services; the timeliness of reimbursement payments received under government programs; the potential adverse impact of known and unknown government investigations; and those factors, risks and uncertainties detailed in Vanguard’s filings from time to time with the Securities and Exchange Commission, including, among others, Vanguard’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Although Vanguard believes that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by Vanguard that its objectives and plans anticipated by the forward-looking statements will occur or be achieved, or if any of them do, what impact they will have on Vanguard’s results of operations and financial condition.  Vanguard undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Three months ended December 31,

	2006		2007

Patient service revenues	$537.4	84.2%	$575.7	83.9%
Premium revenues	100.9	15.8	110.3	16.1

Total revenues	638.3	100.0	686.0	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.5 for both periods presented)	265.4	41.6	280.0	40.8
Supplies	105.3	16.5	107.1	15.6
Medical claims expense	75.5	11.8	82.0	11.9
Provision for doubtful accounts	43.2	6.8	49.2	7.2
Purchased services	36.3	5.7	37.3	5.4
Rents and leases	9.3	1.4	9.9	1.5
Other operating expenses	45.2	7.1	52.8	7.7
Depreciation and amortization	28.3	4.4	32.7	4.8
Interest, net	31.5	4.9	32.3	4.7
Impairment loss	123.8	19.4	–	0.0
Other	4.3	0.7	3.4	0.5

Total costs and expenses	768.1	120.3	686.7	100.1

Loss from continuing operations before income taxes	(129.8)	(20.3)	(0.7)	(0.1)
Income tax benefit	15.0	2.3	0.1	0.0

Loss from continuing operations	(114.8)	(18.0)	(0.6)	(0.1)
Income (loss) from discontinued operations, net of taxes	(3.9)	(0.6)	1.1	0.2

Net income (loss)	$(118.7)	(18.6)%	$0.5	0.1%

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions)

	Six months ended December 31,

	2006		2007

Patient service revenues	$1,058.7	84.3%	$1,132.5	84.0%
Premium revenues	197.9	15.7	216.0	16.0

Total revenues	1,256.6	100.0	1,348.5	100.0

Costs and Expenses:
Salaries and benefits (includes stock compensation of $0.8 and $1.0, respectively)	525.0	41.8	553.7	41.1
Supplies	205.5	16.3	210.3	15.6
Medical claims expense	147.2	11.7	158.0	11.7
Provision for doubtful accounts	83.7	6.7	103.1	7.6
Purchased services	69.9	5.6	72.1	5.3
Rents and leases	18.2	1.4	20.0	1.5
Other operating expenses	95.3	7.6	107.3	8.0
Depreciation and amortization	57.2	4.6	65.2	4.8
Interest, net	61.3	4.9	64.0	4.8
Impairment loss	123.8	9.8	–	0.0
Other	3.5	0.3	5.4	0.4

Total costs and expenses	1,390.6	110.7	1,359.1	100.8

Loss from continuing operations before income taxes	(134.0)	(10.7)	(10.6)	(0.8)
Income tax benefit	16.5	1.3	3.5	0.3

Loss from continuing operations	(117.5)	(9.4)	(7.1)	(0.5)
Income (loss) from discontinued operations, net of taxes	(8.9)	(0.7)	0.7	0.1

Net loss	$(126.4)	(10.1)%	$(6.4)	(0.4)%

VANGUARD HEALTH SYSTEMS, INC.
Supplemental Financial Information (Unaudited)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(In millions)

	Three months ended December 31,		Six months ended December 31,

	2006	2007	2006	2007

Net income (loss)	$(118.7)	$0.5	$(126.4)	$(6.4)
Interest, net	31.5	32.3	61.3	64.0
Income tax benefit	(15.0)	(0.1)	(16.5)	(3.5)
Depreciation and amortization	28.3	32.7	57.2	65.2
Minority interests	0.7	0.8	1.4	1.7
Loss on disposal of assets	2.6	0.1	–	0.2
Equity method loss (income)	(0.3)	0.7	(0.5)	(0.2)
Stock compensation	0.5	0.5	0.8	1.0
Monitoring fees and expenses	1.3	1.8	2.6	3.7
Impairment loss	123.8	–	123.8	–
Discontinued operations, net of taxes	3.9	(1.1)	8.9	(0.7)

Adjusted EBITDA (a)	$58.6	$68.2	$112.6	$125.0

(a)

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on the disposal of assets, equity method income or loss, stock compensation, monitoring fees and expenses, impairment loss and discontinued operations, net of taxes.  Adjusted EBITDA is not intended as a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States.  Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(In millions)

		(Unaudited)
	June 30, 2007	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$120.1	$139.1
Restricted cash	6.2	2.4
Accounts receivable, net of allowance for uncollectible accounts of approximately $113.2 and $117.7 at June 30, 2007 and December 31, 2007, respectively	287.3	312.2
Inventories	46.8	48.9
Prepaid expenses and other current assets	57.7	67.7

Total current assets	518.1	570.3

Property, plant and equipment, net	1,186.6	1,165.6
Goodwill	689.2	689.2
Intangible assets, net	68.0	67.3
Investments in unconsolidated subsidiaries	7.3	6.1
Other assets	62.2	59.1

Total assets	$2,531.4	$2,557.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144.1	$148.6
Accrued salaries and benefits	75.0	85.7
Accrued health claims	61.4	67.1
Accrued interest	13.4	13.2
Other accrued expenses and current liabilities	59.8	59.0
Current maturities of long-term debt	8.0	8.0

Total current liabilities	361.7	381.6
Minority interests in equity of consolidated entities	9.3	9.2
Other liabilities	82.3	88.8
Long-term debt, less current maturities	1,520.7	1,523.4
Commitments and contingencies

Stockholders’ equity:
Common Stock	–	–
Additional paid-in capital	644.6	645.6
Retained deficit	(87.2)	(91.0)

Total liabilities and stockholders’ equity	$2,531.4	$2,557.6

VANGUARD HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six months ended December 31,

	2006	2007

Operating activities:
Net loss	$(126.4)	$(6.4)
Adjustments to reconcile net loss to net cash from operating activities:
Loss (income) from discontinued operations	8.9	(0.7)
Depreciation and amortization	57.2	65.2
Provision for doubtful accounts	83.7	103.1
Deferred income taxes	(17.0)	(5.7)
Amortization of loan costs	2.2	2.4
Accretion of principal on senior discount notes	8.5	9.5
Loss on disposal of assets	–	0.2
Stock compensation	0.8	1.0
Impairment loss	123.8	–
Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(118.2)	(132.2)
Inventories	(2.0)	(2.1)
Prepaid expenses and other current assets	(13.5)	(2.0)
Accounts payable	(27.1)	6.0
Accrued expenses and other liabilities	25.3	28.8

Net cash provided by operating activities – continuing operations	6.2	67.1
Net cash provided by operating activities – discontinued operations	1.8	1.7

Net cash provided by operating activities	8.0	68.8
Investing activities:
Capital expenditures	(76.3)	(51.0)
Purchases of short-term investments	(60.0)	(60.0)
Sales of short-term investments	60.0	60.0
Other	9.6	2.3

Net cash used in investing activities – continuing operations	(66.7)	(48.7)
Net cash provided by investing activities – discontinued operations	35.2	2.8

Net cash used in investing activities	(31.5)	(45.9)
Financing activities:
Payments of long-term debt and capital leases	(4.1)	(3.9)
Proceeds from joint venture partner contributions	0.1	–
Proceeds from stock option exercises	–	0.2
Payments to retire stock and stock options	(0.2)	(0.2)

Net cash used in financing activities	(4.2)	(3.9)

Net increase (decrease) in cash and cash equivalents	(27.7)	19.0
Cash and cash equivalents, beginning of period	123.6	120.1

Cash and cash equivalents, end of period	$95.9	$139.1

Net cash paid for interest	$55.1	$52.9

Net cash paid for income taxes	$0.5	$0.6

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Three months ended December 31,

	2006	2007	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,130	4,143
Discharges	41,487	41,668	0.4%
Adjusted discharges-hospitals	65,759	66,756	1.5%
Average length of stay	4.31	4.32	0.2%
Patient days	178,912	179,803	0.5%
Adjusted patient days-hospitals	283,585	288,060	1.6%
Patient revenue per adjusted discharge-hospitals	$7,725	$8,088	4.7%
Outpatient surgeries	18,698	18,085	(3.3)%
Emergency room visits	141,959	145,478	2.5%

Charity care as a percent of patient
service revenues	4.2%	3.7%

Provision for doubtful accounts as a percent
of patient service revenues	8.0%	8.5%

Net patient revenue payer mix:
Medicare	26.7%	26.6%
Medicaid	8.6%	8.0%
Managed Medicare	11.4%	13.9%
Managed Medicaid	7.2%	7.1%
Managed care	32.7%	35.1%
Commercial	4.0%	1.1%
Self pay	9.4%	8.2%

Total	100.0%	100.0%

VANGUARD HEALTH SYSTEMS, INC.
Selected Operating Statistics – Continuing Operations
(Unaudited)

	Six months ended December 31,

	2006	2007	% Change

Number of hospitals at end of period	15	15
Licensed beds at end of period	4,130	4,143
Discharges	82,680	83,333	0.8%
Adjusted discharges-hospitals	131,820	133,599	1.3%
Average length of stay	4.28	4.30	0.5%
Patient days	354,218	358,345	1.2%
Adjusted patient days-hospitals	564,745	574,495	1.7%
Patient revenue per adjusted discharge-hospitals	$7,581	$7,969	5.1%
Outpatient surgeries	37,946	36,214	(4.6)%
Emergency room visits	281,719	290,221	3.0%

Charity care as a percent of patient
service revenues	4.3%	3.4%

Provision for doubtful accounts as a percent
of patient service revenues	7.9%	9.1%

Net patient revenue payer mix:
Medicare	26.0%	25.9%
Medicaid	8.8%	8.3%
Managed Medicare	12.9%	13.6%
Managed Medicaid	7.2%	7.5%
Managed care	31.5%	34.5%
Commercial	4.2%	1.2%
Self pay	9.4%	9.0%

Total	100.0%	100.0%

Contact: Vanguard Health Systems, Inc.
                Aaron Broad, Director Investor Relations
                (615) 665-6131